Exhibit 1

Carl C. Icahn Issues Open Letter to
Stockholders of Illumina, Inc.

Sunny Isles Beach, Florida, December 18, 2023 -- Today, Carl C. Icahn released the following open letter to the stockholders of Illumina, Inc. (NASDAQ: ILMN).

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CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

December 18, 2023

Dear Fellow Stockholders:

Our campaign at Illumina has had three main goals. We accomplished the first goal with the removal of prior Chairman John Thompson and CEO Francis deSouza. Our second goal was to encourage Illumina to divest GRAIL. Now, after a 75% decline in share price, or $55 billion in market value destruction,1 and years of expensive litigation across two continents with not a single victory to show for it, Illumina has finally decided to divest GRAIL. We hope that the GRAIL divestiture happens in a way that will truly open a path for Illumina to be successful again. We have major misgivings that as long as this current board remains in power, even if there is a divestiture, it will come with far too many strings attached. Why should stockholders trust the legacy conflicted directors with the GRAIL divesture process? Our third goal is to remove these legacy conflicted directors.

We believe that, without the influence of the legacy directors, CEO Jacob Thaysen, the new directors and Illumina’s employees will restore Illumina back to the great company it once was and can be again.

It would be a great mistake to allow the legacy conflicted directors to influence Illumina given their history of reckless decision making and value destruction. When we say conflicted, we mean that directors that are worried about personal liability for the billions of dollars they have cost the Company through their negligence cannot be trusted to make clear minded decisions. For example, they might want to pursue lengthy European appeals rather than negotiate a lesser fine. They might choose to spin off GRAIL and capitalize it with Illumina’s balance sheet rather than sell to a third party. They might choose to trade valuable commercial terms for personal indemnities. Why do Illumina’s stockholders need to be beholden to the legacy conflicted directors? Put simply, the fox should not guard the henhouse.

Stockholders should not forget the history of misdeeds and failed oversight by the legacy directors:

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1 Reflects the trading price on 8/18/21 (the day prior to closing of the GRAIL acquisition) was $510.61 per share with 147 million shares outstanding, as compared to the trading price of $127.10 per share on 12/15/23 with 158 million shares outstanding.

•	We believe the legacy conflicted directors broke the law – as evidenced by the €432 million maximum possible European Commission fine – by closing the GRAIL acquisition in the face of an explicit prohibition by EU regulators.[2]

•	Illumina has already taken impairments totaling $4.7 billion for GRAIL. The impairments will likely continue to increase given the enormous sums invested in GRAIL, which already exceed $13 billion (considering the $9.7 billion initial purchase,[3] $2.3 billion in already funded GAAP operating losses,[4] $200 million in operating losses for each quarter prior to the separation,[5] $453 million European Commission fine and TBD future capitalization in a spinoff scenario). In fact, a November 10, 2023 note by a UBS research analyst includes a ~$0 valuation for GRAIL. Several billionaires meaningfully profited from this transaction.

•	The legacy directors sat idly by as the core business deteriorated under prior CEO Francis deSouza.

•	The legacy conflicted directors decided to reward this value destruction and reckless decision making by compensating the prior CEO Francis deSouza $27 million in 2022 (and then jettisoned him without explanation days after the proxy contest ended).

•	Illumina’s 75% decline in share price since closing the GRAIL acquisition in no way compares to the performance of the Nasdaq Biotech Index, which declined only 20% over the same period.

If Illumina were a privately held company, there is little question that the legacy directors would have been fired years ago. If this were the army, the legacy directors would have been court-martialed.

During last year’s proxy contest, we asked many questions that the Company either failed to answer or obfuscated. The questions concerned, but were not limited to, (1) the Insurance Matters Agreement, (2) the various conflicts of interest arising from the GRAIL deal, (3) the justifications for closing the GRAIL deal in the face of explicit prohibition by EU regulators and (4) the suspiciously low tax basis of GRAIL. We have recently filed a lawsuit in the Delaware Chancery Court that, among other things, seeks to force disclosure of these key items prior to the upcoming annual meeting. We believe stockholders deserve to know the truth so they can make a fully informed decision on who can restore Illumina back to the great company it once was and can be again.

Sincerely,

Carl C. Icahn

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2 See https://ec.europa.eu/commission/presscorner/detail/en/ip_23_3773

3 As per Illumina’s Annual Report on Form 10-K for the 2021 fiscal year.

4 Refers to GRAIL’s GAAP operating losses as disclosed in quarterly earnings releases from 3Q21 to 3Q23.

5 Refers to the average of the quarterly GAAP operating losses from 4Q22 to 3Q23.

Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2024 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY ICAHN PARTNERS LP AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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